Contact Gold Corp.
An exploration stage company

CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
As at and for the three and nine months ended September 30, 2020

(Expressed in Canadian dollars)

Contact Gold Corp.
Condensed Interim Consolidated Balance Sheets
Unaudited
(Expressed in Canadian dollars)

As at
	Note	September 30, 2020	December 31, 2019
		$	$

Assets
Current assets
Cash and cash equivalents		7,997,468	844,169
Prepaids and deposits	3	456,940	301,879
Receivables	4(d)	98,494	92,695
Total current assets		8,552,902	1,238,743

Non-current assets
Marketable securities	4(d)	135,000	56,250
Fixed assets		7,285	16,212
Exploration properties	4	39,332,026	38,364,013
Total non-current assets		39,474,311	38,436,475

Total assets		48,027,213	39,675,218

Liabilities and shareholders' equity

Current liabilities
Payables and accrued liabilities	5	1,322,111	468,058
Other current liabilities	4(d)	39,057	33,376
Total current liabilities		1,361,168	501,434

Non-current liabilities
Redeemable preferred stock	6	-	13,246,524
Other non-current liabilities	4(d)	60,408	51,622
Deferred tax liability		1,966,601	1,918,202
Total non-current liabilities		2,027,009	15,216,348

Total liabilities		3,388,177	15,717,782

Shareholders' equity
Share capital	7	69,873,602	44,562,187
Contributed surplus	7	5,955,924	3,012,870
Accumulated other comprehensive loss		(389,998)	(1,398,180)
Accumulated deficit		(30,800,492)	(22,219,441)
Total shareholders' equity		44,639,036	23,957,436

Total liabilities and shareholders' equity		48,027,213	39,675,218

Nature of operations and going concern	1, 2(b)
Subsequent events	12

The accompanying notes form an integral part of these condensed interim consolidated financial statements

Approved by the Board of Directors:

       "Riyaz Lalani", Director                        "John Dorward", Director

Contact Gold Corp.
Condensed Interim Consolidated Statements of Loss and Comprehensive Loss
Unaudited
(Expressed in Canadian dollars, except share amounts)

		Three months ended September 30, 2020	Three months ended September 30, 2019	Nine months ended September 30, 2020	Nine months ended September 30, 2019

	Note
		$	$
Operating expenses:
Loss on redemption of preferred shares		3,605,230	-	3,605,230	-
Accretion of redeemable preferred stock obligation	6	682,467	580,708	1,956,008	1,624,781
Exploration and evaluation expenditures	4	831,536	723,812	1,505,027	2,381,259
Write down of exploration properties		-	-	-	1,381,434
Wages and salaries		303,772	260,338	956,109	1,141,192
Foreign exchange loss (gain)		(269,395)	111,650	361,660	(350,439)
Professional, legal & advisory fees		51,257	147,172	277,698	343,961
Stock-based compensation	7(e)	58,619	260,326	211,668	717,670
Administrative, office, and general		51,154	46,502	192,394	182,074
Investor relations, promotion and advertising		53,482	52,013	137,419	138,262
Accretion of Cobb Creek obligation	4(d)	4,264	4,974	12,355	14,666
Loss on change in fair value of private placement rights		-	-	-	39,248
Interest and other income		-	-	(100)	(11,810)
Loss (gain) on embedded derivatives	6	(185,391)	(28,148)	(634,417)	68,140

Loss before income taxes		5,186,995	2,159,347	8,581,051	7,670,438
Tax		-	-	-	(69,072)
Loss for the period		5,186,995	2,159,347	8,581,051	7,601,366

Other comprehensive loss (gain)
Net fair value loss (gain) on financial assets	4(d)	15,000	3,750	(11,250)	3,750
Exchange difference on translation of foreign operations		801,076	(445,511)	(996,932)	1,189,911

Comprehensive loss for the period		6,003,071	1,717,586	7,572,869	8,795,027

Loss per Contact Share	7(f)
Basic and diluted loss per share		$0.05	$0.03	$0.09	$0.11
Weighted average number of Contact Shares (basic and diluted)		98,868,559	83,971,973	91,085,060	68,881,700

 The accompanying notes form an integral part of these condensed interim consolidated financial statements

Contact Gold Corp.
Condensed Interim Consolidated Statements of Shareholders' Equity
Unaudited
(Expressed in Canadian dollars, except share amounts)

	Common Shares	Amount	Contributed surplus	Accumulated other comprehensive income (loss)	Accumulated deficit	Total shareholders' equity
	(Notes 4 and 7)		(Notes 7(d) and 7(e))
	#	$	$	$	$	$
Balance as at January 1, 2019	50,596,986	38,625,765	1,995,449	499,651	(12,845,315)	28,275,550
2019 Private Placement	9,827,589	2,850,001	-	-	-	2,850,001
2019 Public Offering	20,000,000	4,000,000	-	-	-	4,000,000
Shares issued on conversion of Private Placement Rights	2,047,398	39,248	-	-	-	39,248
Share issue costs	-	(1,386,160)	-	-	-	(1,386,160)
Shares issued pursuant to Green Springs Option	2,000,000	400,000	-	-	-	400,000
Stock-based compensation	-	-	858,794	-	-	858,794
Restricted shares	-	33,333	-	-	-	33,333
Cumulative translation adjustment	-	-	-	(1,193,661)	-	(1,193,661)
Loss for the period	-	-	-	-	(7,601,366)	(7,601,366)
Balance as at September 30, 2019	84,471,973	44,562,187	2,854,243	(694,010)	(20,446,681)	26,275,739

Balance as at January 1, 2020	84,471,973	44,562,187	3,012,870	(1,398,180)	(22,219,441)	23,957,436
2020 Private Placement	12,500,000	582,894	667,106	-	-	1,250,000
2020 Public Offering	73,870,000	13,053,201	1,720,799	-	-	14,774,000
Redemption Placement	69,412,978	13,535,531	-	-	-	13,535,531
Share issue costs	-	(1,987,592)	198,246	-	-	(1,789,346)
Shares issued pursuant to Green Springs Option	362,941	66,960	-	-	-	66,960
Shares issued pursuant to exercise of Warrants	140,000	28,476	(7,476)	-	-	21,000
Stock-based compensation	-	-	364,379	-	-	364,379
Restricted shares	-	31,945	-	-	-	31,945
Cumulative translation adjustment	-	-	-	1,008,182	-	1,008,182
Loss for the period	-	-	-	-	(8,581,051)	(8,581,051)
Balance as at September 30, 2020	240,757,892	69,873,602	5,955,924	(389,998)	(30,800,492)	44,639,036

The accompanying notes form an integral part of these condensed interim consolidated financial statements

Contact Gold Corp.
Condensed Interim Consolidated Statement of Cash Flows
Unaudited
(Expressed in Canadian dollars)

	Note	Nine months ended September 30, 2020	Nine months ended September 30, 2019
		$	$

Cash flows from operating activities
Loss for the period		(8,581,051)	(7,601,366)
Adjusted for:
Movements in working capital:
Receivables		59,210	(31,871)
Prepaids		(155,061)	9,952
Payables and accrued liabilities		474,737	(233,836)
Gains relating to change in fair value of embedded derivatives	6	(634,417)	68,140
Change in fair value of Private Placement Rights		-	39,248
Loss on redemption of Preferred Shares	6	3,605,230	-
Accretion of Contact Preferred Shares	6	1,956,008	1,624,781
Foreign exchange relating to Preferred Shares	6	362,185	(351,828)
Stock-based compensation	7(e)	396,324	892,127
Write-down of exploration property interests		-	1,381,434
Tax recovery on write-down of exploration properties		-	(69,072)
Accretion of Cobb Creek obligation	4(d)	12,355	14,666
Amortization	4	8,927	10,170
Foreign exchange impact on Cobb Creek obligation		14,467	11,391
Foreign exchange impact on translation of cash balances during the year		(525)	(10,002)
Interest income on cash and cash equivalent		100	200
Net cash used in operating activities		(2,481,511)	(4,245,866)

Cash flows from investing activities
Paid for Green Springs Option		-	(38,312)
Acquisition costs paid for exploration property interests		-	(5,799)

Net cash used in investing activities		-	(44,111)

Cash flows from financing activities
Cash received from Public Offering	7(b)	14,774,000	3,469,277
Share issue costs, paid on Public Offering	7(b)	(1,254,180)	(808,510)
Share issue costs, paid on Preferred Share Redemption	6, 7(b)	(71,733)	-
Cash paid on Redemption of Preferred Shares	6, 7(b)	(5,000,000)	-
Cash from Private Placement, net	7(b)	1,250,000	2,828,236
Share issue costs, paid on Private Placement	7(b)	(84,116)	(25,162)
Cash from exercise of Warrants		21,000	-

Net cash due to financing activities		9,634,971	5,463,841

Effect of foreign exchange on cash		(161)	8,891

Net increase in cash		7,153,299	1,182,755

Cash at beginning of period		844,169	545,164

Cash end of the period		7,997,468	1,727,919

Supplemental cash flow information (Note 10)

The accompanying notes form an integral part of these condensed interim consolidated financial statements

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2020 and 2019
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

1. NATURE OF OPERATIONS

Contact Gold Corp. (the "Company", or "Contact Gold"), was incorporated under the Business Corporations Act (Yukon) on May 26, 2000 and was continued under the Business Corporations Act (British Columbia) on June 14, 2006.  Contact Gold was further continued under the laws of the State of Nevada on June 7, 2017.

The Company is engaged in the acquisition, exploration and development of exploration properties in Nevada. The Company is domiciled in Canada and maintains a head office at 1050-400 Burrard St., Vancouver, BC, Canada.

The Company began trading on the TSX Venture Exchange ("TSXV") under the symbol "C" on June 15, 2017.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Please see Note 2, Summary of Significant Accounting Policies contained in the audited financial statements of the Company as at and for the year ended December 31, 2019 (the "AFS").

a. Unaudited interim financial data

The accompanying unaudited interim consolidated balance sheets, statements of loss and comprehensive loss, cash flows, and shareholders' equity as at, and for each of the nine months ended September 30, 2020, and 2019, and the related interim information contained within the notes (the "Interim Financial Statements") have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") and the rules and regulations of the United States Securities and Exchange Commission (the "SEC") for interim financial information.  Accordingly, they do not include all of the information and the notes required by U.S. GAAP for complete financial statements and should be read in conjunction with the AFS.

In the opinion of management, the Interim Financial Statements reflect all normal and recurring adjustments necessary for the fair statement of the Company's financial position as at September 30, 2020 and 2019 and results of its operations and cash flows for each of the nine month periods ended September 30, 2020, and 2019. The results for nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2020 or for any other future annual or interim period.

The Board of Directors of the Company (the "Board") authorized the Interim Financial Statements on November 12, 2020.

b. Going Concern

The Interim Financial Statements have been prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities at their carrying values in the normal course of business for the foreseeable future; and do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.

Contact Gold recorded a loss of $8.58 million and a comprehensive gain of $1.01 million for the nine months ended September 30, 2020.  As at September 30, 2020, Contact Gold has an accumulated deficit of $30.80 million, and working capital of $7.17 million. The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future.  Contact Gold's continuation as a going concern depends on its ability to successfully raise financing.  Although the Company has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms acceptable to the Company; and therefore giving rise to a material uncertainty, which may cast substantial doubt as to whether Contact Gold's cash resources and working capital will be sufficient to enable the Company to continue as a going concern for the 12-month period after the date that these Interim Financial Statements are issued.

Consequently, management continues to pursue various financing alternatives, including the 2020 Private Placement (Note 7(b(v)) and the 2020 Public Offering (Note 7(b(i))), to fund operations and advance its business plan.  To facilitate the management of its capital requirements, the Company prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions.  The Company may determine to reduce the level of activity and expenditures, or divest of certain mineral property assets, to preserve working capital and alleviate any going concern risk.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2020 and 2019
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

c. Basis of consolidation

The Interim Financial Statements have been prepared on a historical cost basis, except for derivative financial instruments which have been measured at fair value, and are presented in Canadian dollars ("CAD"), except where otherwise indicated.  Amounts in United States dollars are presented as "USD".

On June 7, 2017, the Company completed a series of transactions including, (i) a share consolidation, (ii) a reverse-acquisition ("RTO") transaction with Carlin Opportunities ("Carlin"), and (iii) the acquisition of a 100% interest in Clover Nevada II LLC ("Clover"), an entity holding mineral property interests in the State of Nevada (the "Clover Acquisition", and together with the RTO and concurrent transactions, the "Transactions").

Pursuant to Financial Accounting Standards Board (the "FASB") Accounting Standards Codification ("ASC") 805, Business Combinations ("ASC 805"), Carlin has been identified as the accounting acquirer for accounting and financial reporting purposes, with a retroactive adjustment to Carlin's legal capital in order to reflect the capital of Winwell .  Carlin is presented in the Interim Financial Statements as the parent company.  The Interim Financial Statements include the accounts of Carlin, Contact Gold and Clover.  All significant intercompany transactions are eliminated on consolidation.

d. Use of estimates and measurement uncertainties

The preparation of financial statements in accordance with U.S. GAAP requires the Company to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at each period end, and the reported amounts of expenses during the related reporting period.

The more significant areas requiring the use of management's estimates and assumptions include: the type and amount of exploration property acquisition and transaction costs eligible for capitalization, the assessment of impairment of mineral properties, the disclosed fair value of the "host" instrument of the non-voting preferred shares of Contact Gold ("Preferred Shares"), the revaluation of the Contact Preferred Share embedded derivatives, income taxes, and the valuation of stock-based compensation.

To the extent possible, the Company bases its estimates on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.  Actual results could differ from the amounts estimated in these Interim Financial Statements; uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.  Further information on management's judgments, estimates and assumptions and how they impact the various accounting policies are described in the relevant notes to these financial statements.

e. Mineral properties, claims maintenance fees, and development costs

The Company has not yet established the existence of mineralized materials on any of its mineral property interests, as defined by the SEC under Industry Guide 7, "Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations" ("Industry Guide 7").

As a result, the Company is in the "Exploration Stage", as defined under Industry Guide 7, and will continue to remain in the Exploration Stage until such time proven or probable reserves have been established.  In accordance with U.S. GAAP, expenditures relating to the acquisition of mineral rights are initially capitalized as incurred.  Claim maintenance fees paid to the United States' Department of Interior's Bureau of Land Management (the "BLM") and similar fees paid to state and municipal agencies, as well as fees paid annually pursuant to private property lease and other similar land use arrangements (together, "Claims Maintenance fees") are accounted for as prepaid assets and amortized over the course of the period through which they provide access and title.  Mineral property exploration expenditures and pre-extraction expenditures are expensed as incurred until such time as the Company exits the Exploration Stage by establishing proven or probable reserves. To date, no amounts have been capitalized in respect of development activities.

Companies in the "Production Stage", as defined under Industry Guide 7, having established proven and probable reserves and exited the Exploration Stage, typically capitalize expenditures relating to ongoing development activities, with corresponding depletion calculated over proven and probable reserves using the units-of-production method and allocated to future reporting periods to inventory and, as that inventory is sold, to cost of goods sold.

Because the Company is in the Exploration Stage which has resulted in the Company reporting larger losses than if it had been in the Production Stage due to the expensing, instead of capitalization, of expenditures relating to the exploration and advancement of is mineral property interests.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2020 and 2019
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

e. Mineral properties, maintenance fees, and development costs (continued)

Additionally, there would be no corresponding amortization allocated to future reporting periods of the Company since those costs would have been expensed previously, resulting in both lower inventory costs and cost of goods sold and results of operations with higher gross profits and lower losses than if the Company had been in the Production Stage. Any capitalized costs, such as expenditures relating to the acquisition of mineral rights, are depleted over the estimated extraction life using the straight-line method.  As a result, the Interim Financial Statements may not be directly comparable to the financial statements of companies in the Production Stage.

The acquisition of title to mineral properties is a complicated and uncertain process. Although management of Contact Gold take steps to verify title to exploration properties in which it holds an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee title. Property title may be subject to unregistered prior agreements or transfers and may be affected by undetected defects.  Furthermore, resource exploration is a speculative business and involves a high degree of risk. There is no certainty that the expenditures made by Contact Gold in the exploration of its property interests will result in discoveries of commercial quantities of minerals. Significant expenditures are required to locate and estimate ore reserves, and further the development of a property.  Capital expenditures to bring a property to a commercial production stage are also significant. There is no assurance the Company has, or will have, commercially viable ore bodies. There is no assurance that management of the Company will be able to arrange sufficient financing to bring ore bodies into production.

Upon disposal or abandonment, any consideration received is credited against the carrying amount of the exploration and evaluation assets, with any excess consideration greater than the carrying amount included as a gain in net income or loss for the applicable period.

f. Comprehensive Loss

In addition to the loss for a given period, comprehensive loss includes all changes in equity during a period, such as cumulative unrecognized changes in fair value of marketable equity securities classified as available-for-sale or other investments, and the translation of foreign subsidiaries to the Company's Canadian dollar presentation currency.

g. Accounting standards adopted

Changes to the Disclosure Requirements for Fair Value Measurement

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement ("ASU 2018-13").  This update modifies the disclosure requirements for fair value measurements by removing, modifying or adding disclosures. ASU 2018-13 is effective for fiscal years beginning after December 15, 2019, and early adoption is permitted. Certain disclosures in the update are applied retrospectively, while others are applied prospectively. There was no consequential impact upon adoption for any period.

Measurement of Credit Losses on Financial Instruments

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (ASU "2016-13"). ASU 2016-13 will change how companies account for credit losses for most financial assets and certain other instruments.  For trade receivables, loans and held-to-maturity debt securities, companies will be required to estimate lifetime expected credit losses and recognize an allowance against the related instruments. For available-for-sale debt securities, companies will be required to recognize an allowance for credit losses rather than reducing the carrying value of the asset. For many entities, adoption of this update is expected to result in earlier recognition of losses and impairments.

In November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments - Credit Losses ("ASU 2016-13").  ASU 2016-13 introduced an expected credit loss methodology for the impairment of financial assets measured at the amortized cost basis.  That methodology replaces the probable, incurred loss model for those assets.  ASU 2018-19 is the final version of Proposed Accounting Standards Update 2018-270, which has been deleted. Additionally, the amendments clarify that receivables arising from operating leases are not within the scope of Subtopic 326-20.  Instead, impairment of receivables arising from operating leases should be accounted for in accordance with ASC 842.

These updates are effective for fiscal years beginning after December 15, 2019, and the Company notes no consequential impact upon adoption.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2020 and 2019
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

h. Accounting policies not yet adopted

Simplifying the Accounting for Income Taxes

In December 2019, the FASB issued "ASU 2019-12", "Income Taxes - Simplifying the Accounting for Income Taxes" ("Topic 740") which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 will be effective for interim and annual periods beginning after December 15, 2020. Early adoption is permitted. The Company is currently evaluating the impact the adoption of ASU 2019-12 will have on its consolidated financial statements.

3. PREPAIDS AND DEPOSITS

Prepaid expenses include $361,574 (December 31, 2019: $256,936) in Claims Maintenance fees.  Such fees to the BLM, cover the twelve-month period ranging from September 1 to August 31 of the subsequent year.  Fees paid to the respective Nevada counties cover the twelve-month period from November 1 to October 31 of the subsequent year. Fees paid pursuant to private property lease and other similar land use arrangements cover the 12-month period of their respective anniversaries.

4. EXPLORATION PROPERTIES

Pursuant to the Clover Acquisition, on June 7, 2017, the Company acquired of 100% of the membership interests of Clover, a Nevada limited liability company of which Waterton Nevada Splitter, LLC ("Waterton Nevada") was the sole member.  Clover holds the mineral property rights and interests that comprise the Company's portfolio of gold properties in Nevada (the "Contact Properties").  Consideration paid comprised common shares of the Company ("Contact Shares"), Preferred Shares (Note 6) and a total of $7,000,000 in cash.  The Clover Acquisition was accounted for as an acquisition of an asset, with the consideration paid and related acquisition costs incurred to acquire Clover allocated to the value of the Contact Properties and prepaid Claims Maintenance fees acquired.

The Company has subsequently acquired additional mineral property interests including the past-producing Green Springs gold project ("Green Springs") and other ground contiguous to the original tenure, and has also either vended or determined to abandon or impair certain properties.

The Company has established a surety bonding arrangement with a third-party (the "Surety") to satisfy USD 150,000 in bonding requirements required by the BLM for potential disturbance at the Company's exploration property interests. A finance fee, recognized within Interest and Other Income, is charged monthly on the full balance of the Surety amount. Reflecting the level of disturbance as at September 30, 2020, and an estimate as to the timing of any potential reclamation activities, the Company has not accrued any provision for reclamation in the Interim Financial Statements.

The Contact Properties generally carry net smelter returns ("NSR") royalties of between 2% and 4%.

	Pony Creek	South Carlin Projects	Green Springs	Cobb Creek	Portfolio properties	Total
	(a)	(b)	(c)	(d)	(e)
	$	$	$	$	$	$
January 1, 2019	29,425,698	4,439,555	-	312,474	7,169,591	41,347,318
Additions	-	-	466,857	-	-	466,857
Recovery on farm-out	-	-	-	(88,163)	-	(88,163)
Disposals & Abandonments	-	-	-	-	(1,381,434)	(1,381,434)
Foreign Exchange	(1,410,674)	(212,830)	(5,200)	(18,599)	(333,262)	(1,980,565)
January 1, 2020	28,015,024	4,226,725	461,657	205,712	5,454,895	38,364,013
Additions	-	-	66,960	-	-	66,960)
Recovery on farm-out	-	-	-	(132,594)	-	(132,594)
Foreign Exchange	757,105	114,226	15,721	(826)	147,421	1,033,647
September 30, 2020	28,772,129	4,340,951	544,338	72,292	5,602,316	39,332,026

The value of the Contact Properties may vary period-over-period reflective of changes in the USD-CAD foreign exchange rate.  Balances presented as the "Portfolio properties" include those Contact Properties that are not separately identified.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2020 and 2019
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

4.  EXPLORATION PROPERTIES (continued)

a) Pony Creek

The Pony Creek project is located within the Pinion Range, in western Elko County, Nevada.  There is a 3% NSR royalty payable to an affiliate of Waterton Nevada on those claims that comprise Pony Creek acquired from Waterton Nevada.  There is a 2% NSR royalty over certain claims that comprise the East Bailey claim block; there is also a 3% NSR over certain claims that comprise the "Lumps and Umps" claims, up to 2% of which can be bought back for USD 1,000,000 per 1% prior to September 2030.

b) South Carlin Projects: Dixie Flats & North Star

The North Star property is located approximately eight kilometres north of the northern-most point of Pony Creek, in western Elko County, Nevada. There is a 3% NSR on the North Star property payable to an affiliate of Waterton Nevada.

The Dixie Flats property sits immediately to the north of the North Star property.  There is a 2% NSR on the Dixie Flats property payable to an affiliate of Waterton Nevada.

c) Green Springs

On July 23, 2019, Contact Gold and Clover entered into a purchase option agreement (the "Green Springs Option") with subsidiaries of Ely Gold Royalties Inc. ("Ely Gold"), whereby Clover shall have an option to purchase a 100% interest in the Green Springs property.  Green Springs is located at the southern end of Nevada's Carlin Trend, 60 km southwest of Ely, Nevada.

Contact Gold issued 2,000,000 Contact Shares (valued at $400,000) and paid USD 25,000 ($32,855) in cash to Ely Gold to secure Green Springs. The Company also paid Ely Gold an additional USD 6,125 ($8,049) as reimbursement for Claims Maintenance fees relating to the current period. The Company incurred $11,003 in direct expenditures to secure the Green Springs Option. A deferred tax liability for the Nevada net proceeds tax (calculated at a rate of 5%), and a foreign exchange adjustment were also recognized pursuant to the acquisition.

In satisfaction of the first anniversary payment obligation under the Green Springs Option the Company issued  362,941 Contact Shares on July 23, 2020.  The Contact Shares issued were valued at USD$50,000 ($66,960).

Total additional consideration to satisfy the Green Springs Option, and complete the acquisition of Green Springs, is as follows:

  USD 50,000 second anniversary
  USD 50,000 third anniversary
  USD 100,000 fourth anniversary

Anniversary payment amounts may be made in cash or in Contact Shares at Contact Gold's election, subject to regulatory and contractual minimum values of the Contact Shares. Payment of all amounts can be accelerated and completed at any time. Certain claims within Green Springs are the subject of lease agreements with third-parties, one of which requires an annual USD 25,000 payment, whilst the other requires an annual payment in cash equal to the value of 20 ounces of gold. Existing royalties on certain mineral property claims that comprise Green Springs range from 3% to 4.5%, based on historical underlying agreements.

d) Cobb Creek

Upon closing of the Clover Acquisition, the Company acquired a 49% interest in the Cobb Creek property located in Elko County, Nevada.  The Company subsequently acquired the remaining 51% interest, and related historic data, in exchange for six annual payments of USD 30,000, the first of which was paid on closing of the agreement ($38,379). The discounted value of the annual payments at the time of the transaction was $114,329 (the "Cobb Creek obligation"). The total value of the Cobb Creek obligation was recognized as a financial liability at amortized cost, determined with an interest rate of 18.99%, in line with the effective interest rate determined for the Preferred Shares (Note 6). The third annual payment of USD 30,000 ($38,964) was made in November 2019.

The remaining Cobb Creek obligation is recorded to the consolidated balance sheets as a current ($39,057) and non-current amount ($60,408) as at September 30, 2020 ($33,376 and $51,622, respectively as at December 31, 2019).  Accretion expense of $12,355, and a foreign exchange loss of $14,467 have been recorded within other comprehensive loss for the nine months ended September 30, 2020 ($14,666 and $11,391, respectively, for the nine months ended September 30, 2019).

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2020 and 2019
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

4.  EXPLORATION PROPERTIES (continued)

d) Cobb Creek (continued)

By an agreement dated September 27, 2019, as amended (the "Cobb Creek Option"), Clover agreed to farm-out 100% of its interest in the Cobb Creek exploration property ("Cobb Creek") to Fremont Gold Ltd. and its U.S. subsidiary (together, "Fremont").  Pursuant to the Cobb Creek Option, and for so long as it remains in good standing, the Company has assigned its agreement with the Cobb Counterparty, and all associated obligations to Fremont. Upon completion of the farm-out, Fremont will award to Clover a 2.0% NSR on Cobb Creek.

Initial consideration included (i) 750,000 common shares of Fremont ("Fremont Shares") (consideration value: $41,250), a Level 1-type financial asset, (ii) reimbursement of USD 6,000 ($7,949) for a portion of the prior year payment to the Cobb Counterparty, and (iii) reimbursement for the November 2019 payment to the Cobb Counterparty of USD 30,000 ($38,964).  Fremont also reimbursed the Company USD 29,569 ($38,407) in 2019 for certain claims-related holding costs, the amount of which was applied against prepaid Claims Maintenance fees (Note 3).

In satisfaction of the first anniversary payment obligation under the Cobb Creek Option, Fremont issued 750,000 Fremont Shares to the Company on September 25, 2020.  The Fremont Shares were valued at USD$50,388 ($67,500) on receipt.  Contact Gold agreed to defer the first anniversary cash payment to December 31, 2020, and also agreed to reduce the amount payable by Fremont from USD 30,000 to USD 15,000 in exchange for 500,000 additional Fremont Shares (the "Additional Shares").  The Additional Shares were issued to the Company on October 26, 2020, the value of which is reflected as a receivable on September 30, 2020.

In order to continue to keep the Cobb Creek Option in good standing, and to complete the acquisition of Cobb Creek, Fremont must keep all claims in good standing, make the annual payments to the Cobb Counterparty, and remit the following remaining consideration to the Company:

  Anniversary 2 (Year 3) USD 20,000
  Anniversary 3 (Year 4) USD 20,000
  Anniversary 4 (Year 5) USD 25,000
  Anniversary 5 (Year 6) USD 35,000
  Anniversary 6 (Year 7) USD 45,000
  Anniversary 7 (Year 8) USD 55,000
  Anniversary 8 (Year 9) USD 65,000
  Anniversary 9 (Year 10) USD 75,000

The value of the Fremont Shares received, and the amount receivable relating to the reimbursement of the payment to the Cobb Counterparty have been applied against the carrying value of Cobb Creek.

Exploration and evaluation expenditures

Exploration and evaluation expenditures incurred by Contact Gold, including ongoing amortization of prepaid Claims Maintenance fees (Note 3), have been expensed in the consolidated statements of loss and comprehensive loss.  Details of exploration and evaluation activities, and related expenditures incurred are as follows:

	Nine months ended September 30, 2020	Nine months ended September 30, 2019
Drilling, assaying & geochemistry	$519,676	$724,710
Amortization of Claims Maintenance fees	413,801	451,204
Wages and salaries, including stock-based compensation	369,371	642,180
Geological contractors/consultants & related crew care costs	175,496	484,586
Permitting and environmental monitoring	26,683	42,400
Property evaluation and data review	-	36,179
Expenditures for the period	$1,505,027	$2,381,259
Cumulative balance	$13,253,783	$11,091,333

Wages and salaries through September 30, 2020, include stock-based compensation of $47,156 (nine months ended September 30, 2019: $134,457) (Note 7(e)). An amount of $9,507 (nine months ended September 30, 2019: $10,170) in amortization expense arising from the use of fixed assets at Pony Creek and Green Springs has been included in the amount reported as geological contractors/consultants & related crew care costs.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2020 and 2019
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

4.  EXPLORATION PROPERTIES (continued)

Details of exploration and evaluation expenditures incurred and expensed by Contact Gold on specific Contact Properties are as follows:

	Nine months ended September 30, 2020	Nine months ended September 30, 2019
Green Springs	$989,610	$79,728
Pony Creek	422,265	2,013,482
South Carlin Projects	48,239	68,264
Portfolio properties	43,532	138,490
Cobb Creek	1,381	45,116
Property evaluation and data review	-	36,179
Expenditures for the period	$1,505,027	$2,381,259
Cumulative balance	$13,253,783	$11,091,333

5. PAYABLES AND ACCRUED LIABILITIES

	As at	As at
	September 30, 2020	December 31, 2019
Payables	$840,504	$185,416
Accrued liabilities	481,607	282,642
	$1,322,111	$468,058

Payables and accrued liabilities are non-interest bearing.  The Company's normal practice is to settle payables within 30-days, or as credit arrangements will allow.

6. REDEEMABLE PREFERRED STOCK

On June 7, 2017, as partial consideration for the Clover Acquisition, the Company issued 11,111,111 Preferred Shares with an aggregate face value denominated in USD of 11,100,000 (the "Face Value") ($15,000,000, converted using the Bank of Canada indicative exchange rate on the date prior to issuance of USD 0.74), maturing five years from the date of issuance (the "Maturity Date"), and carrying a cumulative cash dividend accruing at 7.5% per annum (the "Dividend"), to Waterton Nevada (the Face Value, and the sum of the accrued Dividend amount together being the "Redemption Amount").

As a contract to buy non-financial assets (the Contact Properties) that is ultimately settled in either cash or Contact Shares, and as a reflection of the potential modification and variability of the cash flows from different elements of the Preferred Shares, the Company bifurcated value of the Preferred Shares in two components: (i) a "host" instrument, and (ii) the value of certain rights, privileges, restrictions and conditions attached to the Preferred Shares (the "Pref Share Rights") each, respectively determined to be an embedded derivative (together, the "Embedded Derivatives").

Industry standard methodology was used to determine the fair value of the host and the Embedded Derivatives, utilizing a set of coupled partial differential Black-Scholes equations solved numerically using finite-difference methods.  Upon issuance, the fair value of the Preferred Shares was determined to be $14,987,020 (approximately equal to the Face Value)

Pursuant to (i) having satisfied the terms of a binding letter of intent (the "LOI") entered into with Waterton, and  (ii) closing a private placement financing with Waterton Nevada (the "Redemption Placement") (Note 7(b)(ii)), the Company redeemed all of the issued and outstanding Preferred Shares on September 29, 2020 (the "Redemption").

The Redemption was completed as follows:

i) Contact Gold made a cash payment of $5,000,000 from the proceeds of the 2020 Offering (Note 7(b)(i)) to redeem USD 3,737,479 of the Preferred Shares (the "Cash Payment");

ii) Waterton Nevada purchased a total of 69,412,978 Contact Shares pursuant to the Redemption Placement at a deemed price per share of $0.195 for aggregate gross proceeds of $13,535,531; and

iii) Contact Gold used the proceeds of the Redemption Placement to redeem all of the remaining outstanding Preferred Shares.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2020 and 2019
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

6.    REDEEMABLE PREFERRED STOCK (continued)

Preferred Shares (host)

The host instrument was initially recorded at fair value of USD 6,033,480 ($8,140,371), and determined to be a Level 3 financial instrument, categorized as "Other financial liabilities.  Using the effective interest rate method, at a rate of 18.99%, the Preferred Shares, including the aggregate Dividend amount for the term to the Maturity Date, were carried at amortized cost each period end, with an accretion expense recorded to the consolidated statements of loss and comprehensive loss (gain). Recognition of the host at amortized cost reflected the i) fixed rate Dividend, and ii) mandatory redemption feature of the instrument, both of which are payable in cash on the Maturity Date.

A summary of changes to the value of the Preferred Shares host instrument, including the impact from change to the foreign exchange rate, and the Redemption is set out below:

January 1, 2019	$11,003,919
Accretion	1,624,781
Foreign exchange	(351,828)
September 30, 2019	$12,276,872

January 1, 2020	$12,612,107
Accretion	1,956,008
Foreign exchange	362,186
September 28, 2020	$14,930,301
Redemption	(18,535,531)
Loss on Redemption	3,605,230
September 30, 2020	$-

At Redemption, the cumulative amount of the accrued Dividend reflected in the accretion expense was $3,685,951.

Pref Share Embedded Derivatives

The Embedded Derivatives included a "Conversion Option" and a "Change of Control Redemption Option", held by Waterton Nevada, and an "Early Redemption Option", of which Contact Gold had control.

The Embedded Derivatives were classified as liabilities, and each were interconnected and related to similar risk exposures, namely: (i) Contact Gold's interest rate risk (changes in the Company's credit spread change the economic value of the redemption), and (ii) the Company's foreign exchange rate risk exposure (as the foreign exchange rate, and the price of the Contact Shares and volatility thereof, impact the effective conversion price and number of Contact Shares issuable on conversion).  Accordingly, the Embedded Derivatives were valued together as one compound instrument. The estimated fair value of the Embedded Derivatives at issuance was USD 5,066,520 ($6,846,649).

In addition to certain observable inputs, the valuation technique used significant unobservable inputs such that the fair value measurement was classified as Level 3.  Significant inputs into the determination of fair value included (i) the share price of the Contact Shares, (ii) historical volatility, (iii) rates from the USDCAD foreign exchange forward curve, and (iv) the USD risk-free rate curve and the CAD risk-free rate curve.  The Company also concluded on probability weightings for the potential exercise and timing thereof of the (i) Change of Control Redemption Option , and (ii) Early Redemption Option , in the calculation each period.

The fair value of the Embedded Derivatives immediately prior to the Redemption was determined to be $-nil reflecting in particular the elimination of any optionality for any potential exercise of the Conversion Option or Change of Control Redemption Option, and the certainty of exercise of the Early Redemption Option at a price equal to that of the Contact Shares issuable in the 2020 Prospectus.  .

A summary of changes to the value of the Embedded Derivatives is set out below:

January 1, 2019	$585,781
Change in fair value	68,140
September 30, 2019	$653,921

January 1, 2020	$634,417
Change in fair value through to the Redemption	(634,417)
September 30, 2020	$-

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2020 and 2019
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

7. SHARE CAPITAL AND CONTRIBUTED SURPLUS

a)   Authorized

The Company's authorized share capital consists of:

(i) up to 500,000,000 Contact Shares with a par value of US$0.001, voting and participating; and

(ii) up to 15,000,000 Class A non-voting Preferred Shares (Note 6).

b)  Issued and outstanding common shares

Changes in issued common share capital during the nine months ended September 30, 2020:

(i) 2020 Prospectus:  On September 29, 2020, pursuant to a prospectus supplement (the "2020 Prospectus Supplement") to a short form base prospectus (the "Shelf Prospectus") filed with the securities regulatory authorities in each of the provinces and territories of Canada, except Québec (the "Commissions"), and an offering statement filed on Form 1-A, which includes an offering circular, pursuant to Regulation A under the Unites States' Securities Act of 1933, as amended (the "Securities Act"), filed with the SEC, the Company closed an offering of 73,870,000 "Prospectus Units" at a price of $0.20 per Prospectus Unit of gross proceeds of $14,774,000 (the "2020 Prospectus Offering").  Each Prospectus Unit consists of one Contact Share and one-half of one Contact Share purchase warrant (each whole warrant, a "Prospectus Warrant"), with each Prospectus Warrant entitling the holder thereof to acquire one Contact Share at an exercise price of $0.27 until September 29, 2022. The value ascribed to the Prospectus Warrants of $1,720,799 is reflected as a component of contributed surplus (Note (7)(d).

Share issue costs of $1,831,743 associated with the Prospectus Offering, $25,000 of which had been recognized as deferred on the consolidated statement of financial position at June 30, 2020, were recognized in the period.  Share issue costs includes an amount of $1,030,109 in fees paid in cash to the underwriters of the 2020 Prospectus Offering, including $179,084 in expenditures incurred directly by the underwriters that were also net settled on closing of the 2020 Prospectus Offering.  The Company issued 4,225,125 broker warrants ("Broker Warrants") as partial consideration for services associated to the 2020 Prospectus Offering. Each Broker Warrant entitles the holder thereof to acquire one Contact Share at a price of $0.27 until September 29, 2022 (Note 7)(d).  An amount of $198,246 representing the value of the Broker Warrants has been recognized as share issue costs on the statement of equity.

(ii) Redemption Placement: Concurrent with closing the 2020 Prospectus Offering, and pursuant to having satisfied the terms of the LOI, Waterton Nevada purchased a total of 69,412,978 Contact Shares in a private placement offering at a deemed price per Contact Share of $0.195, for aggregate gross proceeds of $13,535,531 (Note 6).  Share issue costs of $71,733 associated with the Redemption Placement were recognized in equity in the period.

(iii) Warrant Exercise: On August 17, 2020, 140,000 Warrants were exercised for $21,000, and the Company issued 140,000 Contact Shares (Note 7)(d).

(iv) Green Springs Option payment: On July 23, 2020, the Company issued 362,941 Contact Shares in satisfaction of its first-anniversary payment obligation due under the Green Springs Option Agreement.  The value of the Contact Shares issued has been recognized in equity with a commensurate increase of $66,960 to the value of Green Springs (Note 4(c)).

(v) 2020 Private Placement: On May 22, 2020, the Company closed the third and final tranche of a non-brokered private placement, issuing in aggregate 12,500,000 "PP Units" at a price of $0.10 per PP Unit (the "2020 Private Placement"), each such PP Unit is comprised of one Contact Share and one share purchase warrant (a "PP Warrant") entitling the holder to purchase an additional Contact Share at a price of $0.15 per share for a period of 24 months from the issuance date of each PP Warrant.  In the event that at any time between four months and one day following the closing date and the Expiry Date, the Contact Shares trade on the TSXV at a closing price which is equal to or greater than $0.30 for a period of ten consecutive trading days, the Company may accelerate the expiry date of the PP Warrants by giving notice to the holders thereof and in such case the PP Warrants will expire on the 30th day after the date such notice is provided.

Gross proceeds of $1,250,000 were raised in the 2020 Private Placement; a total of $84,116 in related share issue costs have been recorded to equity.  The value ascribed to the Warrants of $667,630 is reflected as a component of contributed surplus in the nine-month period ended September 30, 2020 (Note (7)(d).

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2020 and 2019
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

7.  SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

b)  Issued and outstanding common shares (continued)

Changes in issued common share capital during the nine months ended September 30, 2019:

(i) Green Springs Option payment: On July 23, 2019, the Company agreed to issue 2,000,000 Contact Shares ($400,000) as initial share consideration pursuant to the Option Agreement to acquire Green Springs.

(ii) 2019 Prospectus Offering: On May 22, 2019, pursuant to a prospectus supplement (the "2019 Prospectus Supplement") to the Shelf Prospectus filed with the Commissions, and an offering statement filed on Form 1-A, which includes an offering circular, pursuant to Regulation A under the Securities Act, filed with the SEC, the Company closed an offering of 20,000,000 Contact Shares at a price of $0.20 per Contact Share for aggregate gross proceeds of $4,000,000 (the "2019 Prospectus Offering").

Share issue costs of $1,327,412 associated with the 2019 Prospectus Offering, $313,220 of which had been recognized as deferred on the consolidated balance sheet at December 31, 2018, were recorded to equity in the period. Share issue costs also includes an amount of $530,723 in fees paid to the underwriters of the Prospectus Offering, including certain expenditures incurred by the underwriters that were net settled on closing of the Prospectus Offering.

(iii) 2019 Private Placement: On March 14, 2019, the Company closed a non-brokered private placement of 9,827,589 Contact Shares (the "2019 Private Placement") at a price of $0.29 per Contact Share (the "Initial Placement Price") for gross proceeds of $2,850,001. Each Contact Share was accompanied by one right (a "Private Placement Right") which, subject to the rules and limitations of the TSXV, was automatically convertible to a certain number of additional Contact Shares without payment of additional consideration, upon satisfaction by the Company of the earlier of one of several different possible "Conversion Scenarios".

Upon conversion, a participant in the 2019 Private Placement would receive that number of additional Contact Shares such that the average price per Contact Share issued in aggregate, was effectively discounted by 10% from the Initial Placement Price (the "Placement Price"),

The total estimated fair value of the Private Placement Rights at issuance was $370,232, and the initial value of the Contact Shares recognized on the consolidated statement of equity was $2,479,769.  Upon conversion of the Private Placement Rights and issuance of the additional Contact Shares, an adjustment to the statement of loss and comprehensive loss of $39,248, representing the change in fair value from that which was estimated as fair value on issuance.  A total of $40,923 in associated share issue costs were recognized in equity, of which $21,750 in finders' fees were net settled on closing of the 2019 Private Placement.  All securities offered pursuant to the 2019 Private Placement are restricted securities under Rule 144 under the Securities Act.

(iv) Conversion of Private Placement Rights: Pursuant to having closed the 2019 Prospectus Offering at an issue price lower than the Initial Placement Price, the 2019 Private Placement "Qualified Offering" criterion was met, and on May 22, 2019 an additional 2,047,398 Contact Shares were issued on conversion of the Private Placement Rights.  The Placement Price of the 2019 Private Placement was accordingly, $39,248 per Contact Share issued, including those shares issued pursuant to the conversion of the Private Placement Rights.

Share issue costs of $6,004 associated with the conversion of the Private Placement Rights were also recognized in equity.  All securities offered pursuant to the conversion of the Private Placement Rights are restricted securities under Rule 144 under the Securities Act.

c)   Escrowed Contact Shares

As at September 30, 2020, there were no remaining Contact Shares held in escrow and restricted from trading, pursuant to the rules of the TSXV (December 31, 2019: 3,511,538).

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2020 and 2019
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

7.   SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

d)  Warrants

Warrant transactions and the number of warrants outstanding are summarized as follows:

	Number of Warrants	Weighted Average Exercise Price
	#	C$
Outstanding as at December 31, 2019	-	-
PP Warrants	12,500,000	0.15
Prospectus Warrants	36,935,000	0.27
Broker Warrants	4,255,125	0.27
Exercised	(140,000)	0.15
Outstanding as at September 30, 2020	53,550,125	0.24

The remaining contractual life of warrants outstanding as at September 30, 2020 is 1.90 years. An amount of $7,476 has been recognized to share capital pursuant to the exercise of 140,000 PP Warrants during the period.

The fair value of each Warrant issued was determined using the Black Scholes valuation model; the significant inputs into the model were:

	PP Warrants	Prospectus Warrants	Broker Warrants
Share price	$0.145	0.185	0.185
Exercise price	$0.15	0.27	0.27
Volatility(1)	67%	67%	67%
Annual risk-free interest rate	0.32%	0.24%	0.24%
Fair value per Warrant	$0.05	$0.05	$0.05
Total value of issued Warrants	$667,106	$1,720,799	$198,246

(1) Volatility determined with reference to the Company's historical data matching the period of the Warrant's expected life, and adjusted to better align with that which was recognized in determining the original value of the host instrument of the Preferred Shares.

e)  Equity remuneration

Pursuant to the "Contact Gold Omnibus Stock and Incentive Plan" (the "Incentive Plan"), the "Contact Gold Restricted Share Unit Plan", and the "Contact Gold Deferred Share Unit Plan", the Company has established equity remuneration plans, that contemplate the award of Options, Restricted Shares, Restricted Share Units ("RSUs"), and Deferred Share Units ("DSUs"), all in compliance with the TSXV's policy for granting such awards.

Stock-based compensation expense for the nine months ended September 30, 2020, was $211,668 (nine months ended September 30, 2019: $717,670).  An additional amount of stock-based compensation expense of $47,156 was recognized in exploration and evaluation expenditures for the nine months ended September 30, 2020 (nine months ended September 30, 2019:  $134,457) (Note 4).  An expense of $137,500 was charged to wages and salaries relating to the award of DSUs during the nine months ended September 30, 2020 (nine months ended September 30, 2019:  $40,000).

Under the Incentive Plan, the maximum number of Contact Shares reserved for issuance may not exceed 16,500,000 Contact Shares together with any other security-based compensation arrangements, and further subject to certain maximums to individual optionees on a yearly basis. The exercise price of each Option shall not be less than the market price of the Contact Shares at the date of grant.  All Options granted have a five-year expiry from the date of grant. Vesting of Options is determined by the Board at the time of grant.

Subject to discretion of the Board and normal course regulatory approvals, Contact Shares are issued from treasury in settlement of Options exercised; otherwise the value of such Contact Shares may be payable in cash.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2020 and 2019
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

7.    SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

e)    Equity remuneration (continued)

  i) Options

A summary of the changes in Options is presented below:

	Number of Options	Weighted Average Exercise Price $
Outstanding as at January 1, 2019	8,198,000	0.64
Granted	1,670,000	0.275
Forfeited or cancelled	(3,473,000)	0.96
Outstanding as at December 31, 2019	6,395,000	0.37
Granted	2,125,000	0.19
Forfeit	(100,000)	0.415
Outstanding as at September 30, 2020	8,420,000	0.33

The Company has awarded Options to directors, officers and other personnel as follows:

Grant Date	Number of Options	Exercise Price	Vesting
September 11, 2017	150,000	$ 0.75	vesting in thirds over a period of three years
November 24, 2017	200,000	$ 0.58	vesting in thirds over a period of three years
March 27, 2018	3,975,000	$ 0.39	vesting in thirds over a period of three years
April 17, 2018	150,000	$ 0.415	vesting in thirds over a period of three years
May 28, 2018	150,000	$ 0.295	vesting in thirds over a period of three years
April 3, 2019	1,670,000	$ 0.275	vesting in thirds over a period of three years
January 16, 2020	2,125,000	$ 0.19	vesting in thirds over a period of three years

As at September 30, 2020, 3,690,000 Options have vested (December 31, 2019: 1,691,666).

On June 10, 2020, 100,000 Options previously awarded to consultants to the Company were forfeited further to the termination of the respective services agreements.  This resulted in the reversal of an amount of $21,245 which had previously been expensed (nine-month period ended September 30, 2019: 240,000 Options forfeit; reversal of $36,835).

For the purposes of estimating the fair value of Options using Black-Scholes, certain assumptions are made such as expected dividend yield, volatility of the market price of the Contact Shares, risk-free interest rates and expected average life of the Options. Contact Gold bases its expectation of volatility on the volatility of similar publicly-listed companies, as the expected life of the Company's Options exceeds the Company's trading history.

The weighted average fair value of Options granted during the nine months ended September 30, 2020, determined using Black-Scholes was $0.19 (weighted average fair value to date: $0.33) per Option.  The remaining average contractual life of Options outstanding is 3.13 years.  For the purposes of estimating the fair value of Options awarded in January 2020, using the Black-Scholes model, certain assumptions are made such as the expected dividend yield (0%), risk-free interest rates (range between 1.57% and 2.14%), and expected average life of the options (5 years). As the expected life of Contact Gold's Options exceeded the length of time over which the Contact Shares have traded, average rates of volatility of 30%-70% were used, reflecting those of a group of similar publicly-listed companies in determining an expectation of volatility of the market price of the Company's shares.  A 0% forfeiture rate was applied to the Option expense.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2020 and 2019
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

7.      SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

e)    Equity remuneration (continued)

  ii) Deferred Share Units

DSUs granted under the Contact Gold Deferred Share Unit Plan to Directors of the Company, have no expiration date and are redeemable upon termination of service.  Transactions relating to DSUs are summarised below:

Outstanding as at January 1, 2019
Granted	402,263
Exercised	-
Outstanding as at December 31, 2019	402,263
Granted	748,661
Exercised	-
Outstanding as at September 30, 2020	1,150,924

During the nine months ended September 30, 2020, an amount of $137,500 was recognized to the value of contributed surplus relating to the award of these DSUs (nine months ended September 30, 2019: $40,000).

DSUs were also awarded subsequent to period end (Note 12(b)).

iii) Restricted Share Units

The Company awarded 239,220 RSUs to certain employees and officers of the Company on January 16, 2020.  The RSUs vest in third over a period of three years. The RSUs have an aggregate fair value of $45,450, and each has an expiry date of December 31, 2023.  During the nine months ended September 30, 2020, a total of $4,721 was recognized in stock-based compensation, and $2,222 is included in exploration and evaluation.

iv) Restricted Shares

Restricted Shares granted under the Incentive Plan were issued from treasury with vesting conditions determined by the Board.  With reference to the price at which the Company issued Contact Shares in a financing at approximately the same time as the Restricted Shares were awarded, the Restricted Shares were deemed to have a fair value of $1.00 per Restricted Share on the date of grant.

Vesting of the Restricted Shares is summarised below:

Number of Restricted Shares

Outstanding as at January 1, 2019	66,667
Granted	-
Vested	33,333
Outstanding as at September 30, 2019	33,334

Outstanding as at January 1, 2020	33,334
Granted	-
Vested	33,334
Outstanding as at September 30, 2020	-

The fair value of the Restricted Shares is charged to contributed surplus and is expensed to the consolidated statements of loss and comprehensive loss (gain) over the vesting period.  There has been no impact to cash flows from the Restricted Shares.

f) Gain or loss per share

Loss per share is determined with reference to the loss attributable to common shareholders of $8,581,051 for the period ended September 30, 2020 (nine months ended September 30, 2019: $7,601,366), and the weighted average number of Contact Shares outstanding of 91,085,060 as at period end (2019: 68,881,700). Diluted gain or loss per share did not include the effect of 8,420,000 Options (December 31, 2019: 6,395,000) as they are anti-dilutive.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2020 and 2019
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

8. RELATED PARTIES

Contact Gold's related parties include: (i) its subsidiaries; (ii) Waterton Nevada as a reflection of its approximate 41.85% ownership interest in the Company at September 30, 2020, and the right Waterton Nevada holds to put forward two nominees to the Board; and (iii) Cairn Merchant Partners LP ("Cairn"), an entity in which Andrew Farncomb, a director and officer of the Company.

Waterton Nevada held 11,111,111 Preferred Shares through to September 29, 2020.  Pursuant to the Redemption:

i) Contact Gold paid Waterton Nevada the Cash Payment, redeeming USD 3,737,479 of the Preferred Shares;

ii) Waterton Nevada purchased a total of 69,412,978 Contact Shares pursuant to the Redemption Placement for aggregate gross proceeds of $13,535,531; and

iii) Contact Gold applied the proceeds of the Redemption Placement to redeem all of the remaining outstanding Preferred Shares.

A right of first offer, a right of first refusal, and other rights controlled by Waterton Nevada over the Contact Properties were extinguished as a consequence of the Redemption.

During the year ended December 31, 2019, in satisfaction of an obligation under the Securities Exchange Agreement, the Company provided notice to Waterton Nevada of its intent to abandon certain mineral property claims, including those that comprise Dry Hills and Rock Horse; in response, Waterton Nevada notified the Company of its intent to exercise its right to take assignment of the claims for nominal value.

Waterton Nevada purchased 3,603,020 Contact Shares in the 2019 Private Placement.  An additional 750,629 Contact Shares were issued to Waterton Nevada pursuant to the conversion of the Private Placement Rights on May 22, 2019.

Options and DSUs have previously been granted, and director fees were paid and payable to Mr. Charlie Davies, one of Waterton Nevada's Board nominees. Mr. Davies is an employee of an affiliate of Waterton Nevada.

In addition to having a right to receive regular updates of technical information about Contact Gold, Waterton Nevada holds a right to maintain its pro rata ownership percentage of Contact Gold during future financings.

An amount of $45,000 (nine months ended September 30, 2019: $45,000) was invoiced by Cairn for employee service; $nil is payable at September 30, 2020 (December 31, 2019: $60,000).  Mr. Farncomb's base salary is paid in part directly, and in part to Cairn in consideration of general management and administrative services rendered through Cairn.

9. SEGMENT INFORMATION

Reportable segments are those operations whose operating results are reviewed by the chief operating decision maker, being the individual at Contact Gold making decisions about resources to be allocated to a particular segment, and assessing performance provided those operations pass certain quantitative thresholds.

The Company undertakes administrative activities in Canada, and is engaged in the acquisition, exploration, and evaluation of certain mineral property interests in the State of Nevada, USA.  Accordingly, the Company's operations are in one commercial and two geographic segments.  The Contact Properties (Note 4) are held by the Company in Nevada.  The remaining assets, including cash and cash equivalents, prepaids and receivables reside in both of the Company's two geographic locations.

The Company is not exposed to significant operating risks as a consequence of the concentration of its assets in the United States. The Company is in the exploration stage and accordingly, has no reportable segment revenues.

Net loss is distributed by geographic segment per the table below:

	Nine months ended September 30, 2020	Nine months ended September 30, 2019
Canada	$6,907,422	$3,819,732
United States	1,673,629	3,781,634
	8,581,051	$7,601,366

Significant non-cash items, including accretion expense on the Preferred Shares of $1,956,008 for the nine months ended September 30, 2020 (comparative period of 2019: $1,624,781) is reflected in the net loss attributable to Canada.  The net loss attributable to Canada for the nine months ended September 30, 2020 also includes a non-cash gain on the Embedded Derivatives of $634,417 (comparative period of 2019: loss of  $68,140), and a non-cash foreign exchange loss of $361,660 (comparative period of 2019: gain of  $350,439).

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2020 and 2019
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

10. SUPPLEMENTAL CASH FLOW INFORMATION

On July 23, 2020, the Company issued 362,941 Contact Shares pursuant to the Green Springs Option (Note 4(c)).

4,255,125 Broker Warrants ($198,246) were paid in connection with the 2020 Public Offering (Note7(b)(i), the value of which has been recorded as a share issue cost on the statement of equity.

11. MANAGEMENT OF CAPITAL AND FINANCIAL RISKS

The Company currently does not produce any revenue and has relied on existing balances of cash and cash equivalents, and capital financing to fund its operations. The Company's current capital consists of equity funding raised through issuances of common shares, preferred shares and a deficit incurred through operations.

There are no known restrictions on the ability of our affiliates to transfer or return funds amongst the group, nor are there any externally imposed capital requirements.

The Company relies upon management to manage capital in order to safeguard the Company's ability to continue as a going concern, to pursue the exploration and development of unproven mineral properties, and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk. The Company manages its capital structure in order to meet short term business requirements, after taking into account cash flows from operations, expected capital expenditures and Contact Gold's holdings of cash; and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To facilitate this, management prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions.  On an ongoing basis, management evaluates and adjusts its planned level of activities, including planned exploration, development, permitting activities, and committed administrative costs, to ensure that adequate levels of working capital are maintained. The Company believes that this approach is reasonable given its relative size and stage. There were no changes in the Company's approach to capital management during the nine months ended September 30, 2020.

Financial Risk Management

The Company is exposed in varying degrees to a variety of financial instrument related risks. The Company's financial instruments consist of cash and cash equivalents, receivables, payables and accrued liabilities, the Cobb Creek obligation, and through until the date of the Redemption, the Preferred Shares and related Embedded Derivatives.  It is management's opinion that with the exception of the Preferred Shares and the Embedded Derivatives: (i) the Company is not exposed to significant interest, currency or credit risks arising from its financial instruments, and (ii) the fair values of these financial instruments approximate their carrying values unless otherwise noted in these Interim Financial Statements.

As the Company is currently in the exploration phase, with exception of the  Cobb Creek obligation, none of its financial instruments are exposed to commodity price risk; however, the Company's ability to obtain long-term financing and its economic viability may be affected by commodity price volatility.

The type of risk exposure and the way in which such exposure is managed is provided as follows:

Liquidity Risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset.

The Company's financial liabilities of payables and accrued liabilities are generally payable within a 90-day period.

The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future.  Accordingly, Contact Gold is dependent on external financing, including the proceeds of future equity issuances or debt financing, to fund its activities.  Significant disruptions to capital market conditions should be expected to increase the risk that the Company can not finance its business.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2020 and 2019
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

11.  MANAGEMENT OF CAPITAL AND FINANCIAL RISKS (continued)

Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Contact Gold's credit risk is primarily attributable to its liquid financial assets. The Company limits exposure to credit risk and liquid financial assets through maintaining its cash with high credit quality banking institutions in Canada and the USA. The Company mitigates credit risk on these financial instruments by adhering to its investment policy that outlines credit risk parameters and concentration limits.  The balance of receivables due and  (in comparative periods) the Bonding Deposit, are with the Canadian and United States government, respectively. As at September 30, 2020, the balance of cash and cash equivalents held on deposit was $7,997,468 (December 31, 2019: 844,169).

The Company has not experienced any losses in such amounts and believes the exposure to significant risks on its cash and cash equivalents in bank accounts is relatively limited.

Interest Rate Risk

Contact Gold is subject to interest rate risk with respect to its investments in cash. The Company's current policy is to invest cash at floating rates of interest, and cash reserves are to be maintained in cash and cash equivalents in order to maintain liquidity, while achieving a satisfactory return for shareholders. Fluctuations in interest rates when cash and cash equivalents mature impact interest income earned.

Fair Value Estimation

Except for the value of the Preferred Shares through to the Redemption (Notes 6 and 7(b(ii))), and the value of other non-current liabilities (Note 4(d)), the carrying value of the Company's financial assets and liabilities approximates their estimated fair value due to their short-term nature.

Market Risk - Foreign Exchange

The significant market risk to which the Company is exposed is foreign exchange risk. The results of the Company's operations are exposed to currency fluctuations. To date, the Company has raised funds entirely in Canadian dollars. The majority of the Company's exploration property expenditures will be incurred in United States dollars. The fluctuation of the Canadian dollar relation to the USD will consequently have an impact upon the financial results of the Company.

A 1% increase or decrease in the exchange rate of the US dollar against the Canadian dollar would result in a $9,739 increase or decrease respectively, in the Company's cash balance at September 30, 2020. The Company has not entered into any derivative contracts to manage foreign exchange risk at this time.

12. SUBSEQUENT EVENTS

a) Additional Fremont Shares

Pursuant to an amendment to the Cobb Creek Option agreement, the Additional Shares due from Fremont (Note 4(d)) were received.

b) Award of DSUs

On October 15, 2020, the Company awarded 278,570 DSUs to members of the Board with an aggregate fair value of $48,750.  DSUs granted under the Contact Gold Deferred Share Unit Plan, have no expiration date and are redeemable upon termination of service.